Name of Offeree:                                      Memorandum No.____________

                   CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

                            TRANS WORLD GAMING CORP.

Minimum Offering:  7 Units                        Minimum Investment:  $500,000
  (Gross Proceeds of $3,500,000)
Maximum Offering:  12 Units
  (Gross Proceeds of $6,000,000)

     TRANS WORLD GAMING CORP., a Nevada corporation (the "Company"), is privately offering to selected accredited investors a minimum of 7 units, and a maximum of 12 units, each unit (the "Unit(s)") consisting of (i) one $500,000 principal amount 12% secured convertible senior bonds due June 30, 1999 (the "Bond(s)") and (ii) a warrant to purchase 100,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock") at an exercise price of $1.00 per share (the "Warrant(s)"). Interest on the Bonds will begin to accrue as of the closing of this confidential private placement and is payable by the Company semi-annually with the first payment commencing December 15, 1996. The Bonds are convertible at the option of the holder thereof at a conversion price of $5.00 per share of Common Stock. The Company may redeem the Bonds in whole but not in part at 100% of the principal amount of the Bonds plus accrued interest through the date fixed for payment commencing six months after closing of a public offering of equity securities of the Company that raises gross proceeds to the Company of at least $6,000,000. The Warrants will, unless previously exercised, expire five years after the Closing of this offering (the "Closing"). As used herein, the term "Unit" means one Debenture in the principal amount of $500,000 and one Warrant to purchase 100,000 shares of Common Stock. The Common Stock of the Company is traded over-the-counter on the NASDAQ National Market under the symbol "IBET." Neither the Units, nor the Bonds and Warrants, sold in this offering will be eligible to be traded over-the-counter on the NASDAQ National Market System and no other trading market is expected to develop for any of the Units, Bonds or Warrants. On June 26, 1996, the closing bid price of the Company's Common Stock, as reported on the NASDAQ National Market System, was $2.40675.

     THE UNITS, BONDS AND WARRANTS OFFERED HEREBY ARE SPECULATIVE AND SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. See "Risk Factors" beginning on page 16 for certain information prospective purchasers should consider.

     THESE SECURITIES ARE OFFERED PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND CERTAIN STATE SECURITIES LAWS AND THE SECURITIES WILL BE DEEMED "RESTRICTED SECURITIES" THEREUNDER. THESE SECURITIES AND THIS OFFERING HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY NOR HAS THE COMMISSION OR ANY STATE AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
                               Price to Investors    Commission and Fees(1)    Proceeds to the Company(1)(2)(3)
---------------------------------------------------------------------------------------------------------------
Per Unit                       $  500,000            $ 65,000                  $  435,000
---------------------------------------------------------------------------------------------------------------
Total Minimum ($3,500,000)     $3,500,000            $455,000                  $3,045,000
---------------------------------------------------------------------------------------------------------------
Total Maximum ($6,000,000)     $6,000,000            $780,000                  $5,220,000
---------------------------------------------------------------------------------------------------------------

SEE "NOTES TO TABLE" ON FOLLOWING PAGE.

     THE INFORMATION CONTAINED IN THIS MEMORANDUM IS CONFIDENTIAL, AND THE ABOVE-NAMED OFFEREE, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES TO RETURN IT AND ALL EXHIBITS AND DOCUMENTS RECEIVED FROM THE COMPANY IF THE OFFEREE DOES NOT PURCHASE ANY OF THE UNITS OFFERED HEREBY. ANY REPRODUCTION OR OTHER DISTRIBUTION OF THIS MEMORANDUM, IN WHOLE OR IN PART, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY IS PROHIBITED. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS MEMORANDUM, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. NO OFFERING LITERATURE OR ADVERTISING OF ANY KIND, OTHER THAN THIS MEMORANDUM, SHALL BE EMPLOYED IN THE OFFERING OF THE UNITS.

                             --------------------

                         C. P. BAKER & COMPANY, LTD.
                             As Placement Agent

                             --------------------

  The date of this Confidential Private Placement Memorandum is June 30, 1996

NOTES TO TABLE ON COVER PAGE

     (1) The Units are being offered by the Company to selected accredited investors purchasing for investment. C. P. Baker & Company, Ltd. (the "Placement Agent") has been retained to act, on a best efforts basis, as agent for the Company in connection with the private placement of the Units. The Company has agreed (i) to pay the Placement Agent a 10% commission and a 3% non-accountable expense allowance in connection with the arrangement of this financing, and (ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     (2) A minimum of 7 Units or $3,500,000 in gross proceeds (comprised of the sale of 7 Bonds in the aggregate principal amount of $3,500,000 and 7 Warrants to purchase in the aggregate up to 700,000 shares of Common Stock), and a maximum of 12 Units or $6,000,000 in gross proceeds (comprised of the sale of 12 Bonds in the aggregate principal amount of $6,000,000 and 12 Warrants to purchase in the aggregate up to 1,200,000 shares of Common Stock), are being offered by the Company (the "Offering"). Unless the Offering is terminated by the Company, and provided that subscriptions for the minimum gross proceeds of $3,500,000 have been accepted by the Company on or prior to June 25, 1996 (the "Specified Date") (which date may be extended by mutual agreement of the Company and the Placement Agent to a date no later than July 2, 1996), but subscriptions for less than 12 Units have been accepted, the Company may elect to have an initial Closing at any time prior to the Termination Date (defined below), at which time all theretofore accepted subscriptions for Units will be accepted and Bonds will be issued by the Company in an aggregate principal amount equal to 100% of the aggregate gross proceeds and Warrants will be delivered. If subscriptions for gross proceeds of at least $3,500,000 have been accepted on or before the initial date of Closing, the Offering will terminate on the earlier of: (i) the date that gross proceeds equal to at least $6,000,000 have been received and accepted by the Company, (ii) the date determined by the Company to terminate the Offering, or (iii) July 31, 1996 (the "Termination Date"). If subscriptions for at least 7 Units and payment of $3,500,000 therefore are not received by the Specified Date, then the Offering will terminate on the Specified Date and each subscriber's funds then held in escrow will be returned to him or her without interest or deduction. See "Offering--Plan of Offering." The termination date of the offering of Units is July 31, 1996, unless extended by mutual agreement of the Placement Agent and the Company.
A minimum investment of $500,000 for the purchase of one Unit is required, unless otherwise agreed by the Company.

     (3) Before deducting expenses payable by the Company estimated at $120,000.

                             --------------------

     UNLESS THE CONTEXT CLEARLY SUGGESTS OTHERWISE, REFERENCES IN THIS MEMORANDUM TO THE ASSETS AND OPERATIONS OF THE COMPANY INCLUDE THE ASSETS AND OPERATIONS OF THE COMPANY'S WHOLLY-OWNED SUBSIDIARY, TRANS WORLD GAMING OF LOUISIANA, INC., A LOUISIANA CORPORATION ("TRANS WORLD LOUISIANA"), DURING THE PERIOD TO WHICH THE INFORMATION RELATES.

                             --------------------

     Information contained in this Memorandum contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" beginning on page 14 of the Memorandum constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

                             --------------------

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED. IN ADDITION, THIS MEMORANDUM CONSTITUTES AN OFFER ONLY IF A NAME AND AN IDENTIFICATION NUMBER APPEAR ON THE COVER PAGE HEREOF.

     THE UNITS ARE OFFERED BY THE COMPANY SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER, WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT TO REJECT A SUBSCRIPTION, IN WHOLE OR IN PART, FOR ANY REASON.


                    IMPORTANT NOTICES TO INVESTORS

     The Company urges all prospective investors to read this Confidential Memorandum carefully. If prospective investors indicate sufficient interest, the Company will schedule one or more informational meetings for prospective investors at the Company's corporate offices, or at another suitable meeting place, and the Company will notify all prospective investors of the times, dates and places of such meetings if they are scheduled. The Company encourages prospective investors to attend an informational meeting if one is held. Investors may contact Stanley Kohlenberg, the Company's President and Chief Executive Officer, if they desire additional information regarding the Company or this offering, or if they desire to verify any of the information contained or referred to in this Memorandum. Mr. Kohlenberg may be contacted during regular business hours at (212) 563-3355. Investors will be asked to acknowledge in the Subscription Agreement attached hereto as Exhibit A (the "Subscription Agreement") that they are "accredited investors" as defined under the Securities Act of 1933 and that they were given the opportunity to (a) ask questions of and receive answers from a representative of the Company, and (b) obtain additional information, and that they either did so or elected to waive such opportunity. Prospective investors will be required to sign a confidentiality agreement if they wish to inspect documents which the Company deems to be proprietary.

                             --------------------

     THIS OFFERING IS BEING MADE IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND CERTAIN STATE SECURITIES LAWS AS AN OFFER AND SALE OF SECURITIES NOT INVOLVING A PUBLIC OFFERING. THE UNITS, NOTES AND WARRANTS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES OR AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, THAT THE TRANSFER IS

EXEMPT FROM REGISTRATION. PROSPECTIVE INVESTORS SHOULD ASSUME THAT THEY WILL BE REQUIRED TO BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE NOTES AND WARRANTS FOR AN INDEFINITE PERIOD OF TIME.

                             --------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                             --------------------

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, NEITHER THE DELIVERY OF THIS MEMORANDUM NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS MEMORANDUM.

                             --------------------

     BY ACCEPTING A COPY OF THIS CONFIDENTIAL MEMORANDUM, EACH PROSPECTIVE INVESTOR AGREES TO KEEP THE INFORMATION HEREIN CONFIDENTIAL AND NOT DISCLOSE SUCH INFORMATION TO ANY OTHER PERSON AND NOT TO USE THE INFORMATION HEREIN FOR ANY PURPOSE OTHER THAN TO EVALUATE AN INVESTMENT IN THE UNITS.

                             --------------------

     ANY SALE OF UNITS TO A RESIDENT OF THE STATE OF FLORIDA IS VOIDABLE BY THE INVESTOR EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY THE INVESTOR TO THE COMPANY, THE PLACEMENT AGENT OR THE ESCROW AGENT, OR WITHIN THREE DAYS AFTER THE INVESTOR RECEIVES A COPY OF THIS CONFIDENTIAL MEMORANDUM.

                   SUMMARY OF THE COMPANY'S BUSINESS

     Trans World Gaming Corp. (the "Company" or "TWG") is engaged in the management of gaming establishments which feature mechanized gaming devices, such as video poker machines (the "VLTs"). Currently, the Company is focusing on developing and maximizing the profit potential of its interests in two Louisiana video poker locations acquired in December 1994. The Company's long-range objective is to become the premier management company of mechanized gaming establishments that are located domestically at local neighborhood sites and internationally at hotel or resort locations. To achieve this goal, the Company's strategy consists of: (i) identifying gaming establishments which focus primarily on a local, machine-based market and in which the mechanized gaming devices are centrally audited by a local or state governmental office (such as the Louisiana State Police Department); (ii) leasing or owning mechanized gaming machines that are user-friendly for occasional gamblers; and (iii) retaining local management following an acquisition to insure a smooth transition to the Company. Through this strategy, the Company believes it can address a specific niche in the gaming industry which addresses the local, neighborhood market as opposed to the destination, high-roller clientele.

     Company's management expects that near-term acquisitions will focus primarily on diversifying video poker opportunities outside the State of Louisiana. While the Company believes that there are significant opportunities in the Company's niche market inside the State of Louisiana and the Company is committed to maximizing performance at existing properties, the Company believes it must consider appropriate opportunities to expand to other markets as they arise. In Louisiana, there are currently more than 16,000 VLTs located in bars, restaurants, truck stops, racetracks and OTB parlors. As reported by the Louisiana State Police, the average daily net win of a VLT machine in a truck stop in the State of Louisiana was $87, which generated a total of approximately $152 million in franchise taxes to the State during calendar 1995. "Net win" is defined as the revenue generated by the VLTs at a location after payment of prizes and before state franchise taxes. The truck stop segment of the Louisiana VLT market generated revenue of approximately $129 per day per VLT in 100 licensed locations. This reflects approximately 4,000 VLTs which in the aggregate produced over $60 million in Louisiana state franchise tax revenue during 1995.

     The Company currently owns certain interests in two gaming establishments at truck stops in Louisiana, which include (i) a gaming establishment known as the Gold Nugget, located at the Lafayette 76 Auto and Truck Plaza (the "76 Truck Plaza"), a truck stop in Lafayette, Louisiana, and
(ii) a new gaming establishment, the Toledo Palace, that the Company established and licensed at a truck stop known as the Woodlands Travel Plaza ("Woodlands") located in DeRidder, Louisiana, which is located approximately 120 miles from the Gold Nugget. Both the Gold Nugget and the Toledo Palace video poker parlors are licensed to operate only video lottery terminals (VLTs"), also known as "draw poker" machines. The Company owns real estate at the Woodlands, and owns the right to the profits at the Gold Nugget.

     The Gold Nugget gaming facility currently has 50 VLTs, the maximum permitted by law, that can be played for amounts ranging from $.25 to $2.00, and is open 24 hours a day, seven days a week. The Gold Nugget is located at a major intersection in Lafayette, Louisiana and is situated in an approximately 5,000 square foot building located adjacent to a 265 seat, 24-hour restaurant in the 76 Truck Plaza, which also contains a large convenience store and a gas station with 16 fuel pumps that sell an average of approximately 450,000 gallons of fuel each month. The average daily net win of a VLT at the Gold Nugget during January and February 1996 was $295. Maintenance of the existing customer base of the Gold Nugget is a high priority of the Company's management. The Company believes that the atmosphere within the gaming facility, the training and responsiveness of the staff, the comfort factor and security all contribute to continuing patronage by its customers. Except for the Gold Nugget Gaming Facility, all of the businesses at the 76 Plaza are managed and operated by Prime Properties, which leases the 76 Plaza from National Auto Truck Stops, Inc. The portion of the 76 Plaza occupied by the Gold Nugget is subleased by Prime Properties to the Company. The VLTs at the Gold Nugget are owned, maintained and operated by Chrysolith, and the Gold Nugget is managed by the Company.

     The Woodlands includes a 24-hour restaurant, a convenience store and a gas station that currently sells an average of approximately 130,000 gallons of fuel per month. Woodlands is located on State Route 3236 in DeRidder, Louisiana, approximately 20 miles from the Texas border. On September 12, 1995, the Company received an establishment license for the operation of up to 50 VLTs at the Toledo Palace, and commenced operations at the Toledo Palace on October 18, 1995 with 15 video lottery machines. The average daily net win of a VLT machine at the Toledo Palace during January and February 1996 was $70.

     The VLTs at both locations are owned, maintained and operated by Chrysolith, L.L.C. ("Chrysolith"), a Louisiana limited liability company and a Louisiana-licensed video gaming machine operator in which 49% of the Class B membership units is owned by the Company. Louisiana law permits VLTs to be owned, maintained and operated only by a Louisiana resident or an entity that is majority-owned by a Louisiana resident.

     The Company receives revenue generated by VLTs at both the Gold Nugget and Toledo Palace after payment of franchise taxes by Chrysolith to the State of Louisiana and all prizes to the players. The Company then reimburses Chrysolith for all direct operating costs incurred in the operation of the VLTs. At the Woodlands truck stop, additional revenue is derived from the sale of fuel, supplies, and food normally associated with a truck stop operation.

     The Company was incorporated under the laws of the State of Nevada on October 20, 1993 and Trans World Louisiana was incorporated under the laws of the State of Louisiana on April 8, 1994. The Company's executive offices are located at One Penn Plaza, Suite 4303, New York, New York 10119 and its telephone number is (212) 563-3355.


                           SUMMARY OF THE OFFERING

SECURITIES BEING OFFERED:     The Company is offering a minimum of 7 Units to
                              raise gross proceeds of $3,500,000 and a maximum of 12 Units to raise gross proceeds of $6,000,000.
                              The Units are offered in a minimum investment of $500,000, unless otherwise agreed by the Company.
                              C.P. Baker & Company, LTD., a registered broker/dealer (the "Placement Agent"), is acting as Placement Agent in connection with the sale of the Units. The Units are restricted securities as defined under the federal securities laws. See
                              "Terms of the Offering."

BONDS: Payment of the principal of the Bonds is due June 30, 1999 (the "Maturity Date"). The 12% per annum interest on the Bonds shall begin to accrue from the date of original issuance and shall be payable semi-annually on June 15 and December 15 of each year, with the first such payment due on December 15, 1996.

                              The Bonds will be substantially in the form appended hereto as Exhibit B.

CONVERSION RIGHTS:            The Bonds are convertible any time prior to
                              maturity, unless previously redeemed, into shares of Common Stock of the Company at a conversion price of $5.00 per share, subject to adjustment in certain events as described in the Bonds and the Indenture governing the Bonds.

OPTION REDEMPTION:            The Bonds are redeemable, in whole but not in
                              part, at the option of the Company, at 100% of the principal amount of the Bonds plus accrued interest thereon through the date fixed for redemption, within six months following a public offering of equity securities by the Company in which gross proceeds of at least $6,000,000 is raised by the Company.

SECURITY:                     The Company will grant to the holders of the Bonds
                              a first priority perfected security interest in the Woodlands Travel Plaza located in DeRidder,
                              Louisiana, including all related present and future personal, tangible and intangible assets of the Company located thereon, and a second priority perfected security interest in the subsidiary's subleasehold interest in the Gold
                              Nugget located in Layfayette, Louisiana, including all related present and future personal, tangible and intangible assets of the Company located thereon. As soon as the first priority security interest held by Prime Properties on the subsidiary's interest in the Gold Nugget is paid off, the Company will also grant a first priority perfected security interest in the subsidiary's subleasehold interest, including all related present and future personal, tangible and intangible assets of the Company located thereon.

WARRANTS:                     Each purchaser of a Unit will receive one Warrant
                              to purchase 100,000 shares of the Common Stock at an exercise price of $1.00 per share. The Warrants are exercisable for a period of five years after the Closing; provided, however, that the Warrants may be exercised at any time until June 30, 2001.

                              The Warrants will be substantially in the form appended hereto as Exhibit C.

REGISTRATION RIGHTS:          Holders of the Bonds and the Warrants and the
                              shares of Common Stock issuable upon conversion of the Bonds and exercise of the Warrants are entitled to have their shares of Common Stock registered as part of the next registered public offering of the Common Stock by the Company, as permitted under rules of the Securities and Exchange Commission. If no public offering of Common Stock has occurred by December 31, 1997, then upon written request of the holders of Warrants issued in this offering and exercisable for not less than 700,000 shares of Common Stock, and on a one-time basis, the Company shall file and use its reasonable efforts to cause to be declared effective a registration statement or post-effective amendment thereto as permitted under the Securities Act of 1933, as amended covering the sale by the holder of the Warrants, or any portion thereof, Common Stock issuable upon exercise of the Warrants or any portion thereof, or both as the holder may elect. The Company will be required to maintain effectiveness of the registration statement, subject to certain suspension periods as more fully described in the Warrant.

USE OF PROCEEDS:              Upon completion of the Offering, the Company will
                              receive net proceeds of approximately
                              $2,925,000 if the minimum $3,500,000 in Units
                              are sold, and approximately $5,100,000 if the maximum $6,000,000 in Units are sold, after deducting commissions and expenses of the offering estimated to total $575,000 if the minimum is sold, and $900,000 if the maximum is sold. Expenses of the offering include legal and accounting fees in connection with this offering and "blue sky" fees and expenses. The proceeds of the offering are intended to be used to repay all outstanding indebtedness of the Company owed to Chrysolith, LLC, which was approximately $2,100,000 on June 20, 1996, to repay bridge notes in the aggregate outstanding principal amount of $220,000 to pay an outstanding vendor's lienholder on the
                              Woodlands, to pay certain commission and expense obligations in the amount of approximately $75,000 owed to the Placement
                              Agent or a result of prior bridge financings and for certain lease payments, working capital and other general corporate purposes.


                             TERMS OF THE OFFERING

     PLAN OF OFFERING

     The Company is privately offering for sale to selected accredited investors up to 12 units, each Unit (the "Unit") consisting of (i) a $500,000 principal amount of 12% Secured Convertible Senior Bond due June 30, 1999 (the "Bonds") and (ii) a warrant to purchase 100,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock") at an exercise price of $1.00 per share (the "Warrants"). The Warrants are exercisable at any time after the Closing of this offering and will, unless previously exercised, expire five years after the date of Closing.

     C.P. Baker & Company (the "Placement Agent") has been retained by the Company to act, on a best efforts basis, as agent for the Company in connection with the arrangement of this transaction. The Company has agreed
(i) to pay the Placement Agent a 10% commission and a 3% non-accountable expense allowance in connection with the arrangement of this financing, and
(ii) to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     A minimum of 6 Units or $3,500,000 in gross proceeds (comprised of the sale of 7 Bonds in the aggregate principal amount of $3,500,000 and 7 Warrants to purchase in the aggregate up to 700,000 shares of Common Stock), and a maximum of 12 Units or $6,000,000 in gross proceeds (comprised of the sale of 12 Bonds in the aggregate principal amount of $6,000,000 and 12 Warrants to purchase in the aggregate up to 1,200,000 shares of Common
Stock), is being offered by the Company (the "Offering").   Unless the
Offering is terminated by the Company, and provided that subscriptions for the minimum gross proceeds of $3,500,000 have been accepted by the Company on or prior to June 25, 1996 (the "Specified Date") (which date may be extended by mutual agreement of the Company and the Placement Agent to a date no later than July 2, 1996), but subscriptions for less than 12 Units have been accepted, the Company may elect to have an initial Closing at any time prior to the Termination Date (defined below), at which time all theretofore accepted subscriptions for Units will be accepted and Bonds will be issued by the Company in an aggregate principal amount equal to 100% of the aggregate gross proceeds and Warrants will be delivered. If subscriptions for gross proceeds of at least $3,500,000 have been accepted on or before the initial date of Closing, the Offering will terminate on the earlier of: (i) the date that gross proceeds equal to $6,000,000 has been received and accepted by the Company, (ii) the date determined by the Company to terminate the Offering, or (iii) July 31, 1996 (the "Termination Date"). If subscriptions for at least 7 Units and payment of $3,500,000 therefore are not received by the Specified Date, then the Offering will terminate on the Specified Date and each subscriber's funds then held in escrow will be returned to him or her without interest or deduction. See "Offering--Plan of Offering." The termination date of the offering of Units is July 31, 1996, unless extended by mutual agreement of the Placement Agent and the Company. A minimum investment of $500,000 for the purchase of one Unit is required, unless otherwise agreed by the Company.

     The Company's Common Stock presently is publicly traded on the NASDAQ National Market under the symbol "IBET." Neither the Bonds nor the Warrants are eligible to be traded over the counter in the NASDAQ National Market, although the shares of Common Stock subject to the Warrants will carry certain demand and "piggyback" registration rights and, upon registration, will be listed for trading on the NASDAQ National Market. See "The Warrants--Registration Rights." See "Risk Factors--National Market Listing."

     INVESTOR QUALIFICATIONS

     The Offering is directed only to those persons and entities who have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of a prospective investment in shares of Common Stock of the Company, and who are "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act. The Company reserves the right to waive the suitability requirements set forth above in certain instances where it is believed to be in the best interests of the Company to do so and where such waiver will not, in the Company's judgment, based upon advice of legal counsel, jeopardize the exemption of the Offering from the registration requirements under federal or state securities laws.

     Each investor will be required to state in the Subscription Agreement and related Prospective Purchaser Questionnaire, attached hereto as Exhibit A, that the investor believes that he or she is able to bear the economic risk of investment in the Units and that he or she has provided complete and accurate information to the Company, to the extent that such information has been requested, for the purposes of the foregoing inquiry of the Company.

     Investors are urged to seek independent advice from their professional advisors relating to the suitability of an investment in the Units in light of their overall financial needs and with respect to the legal and tax implications of such investment.

     EVALUATION OF INVESTMENT

     The Company will determine, prior to a sale of the Units offered pursuant to this Memorandum, that each prospective investor has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in such Units or has designated a qualified "purchaser representative" who has such knowledge and experience in financial and business matters that the investor and such purchaser representative together are capable of evaluating the merits and risks of the prospective investment in the Units. Any person intending to act as a purchaser representative for the purpose of evaluating the merits and risks of the prospective investment offered hereby is required (a) to promptly advise the Company of such representation, (b) to receive a written acknowledgment from the prospective purchaser that such person is the prospective purchaser's representative in connection with evaluating the merits and risks of an investment in the Units and to forward copies thereof to the Company, and (c) to provide the prospective purchaser with written disclosure, prior to the execution of the written acknowledgment described above, of any material relationship between the purchaser representative (and his affiliates, as defined in Regulation D under the Securities Act) and the Company (and its affiliates, as so defined) that then exists, that is mutually contemplated, or that has existed at any time within the past two years, together with any compensation received or to be received as a result of such relationship, and to forward copies of such written disclosure to the Company.

     RESTRICTIONS ON TRANSFERABILITY OF THE UNITS, BONDS, WARRANTS AND OTHER SECURITIES

     The Units, Bonds and Warrants offered hereby have not been registered under the Securities Act or any applicable state securities laws, nor have the shares of Common Stock which may be purchased upon exercise of the Warrants (collectively the "Securities"). The shares of Common Stock that can be purchased by holders of the Warrants upon exercise thereof have certain demand and "piggyback" registration rights. The Company is offering the Units in reliance upon certain exemptions from registration contained in the Securities Act of 1933, as amended (the "Securities Act") and such state securities laws. As a consequence, investors may not sell, transfer, pledge or otherwise dispose of the Securities unless such transfer, pledge or disposition is subsequently registered under the Securities Act and appropriate state securities laws or exemptions from such registrations are available. Accordingly, each investor must bear the economic risk of the investment for an indefinite period of time.

     The Company has placed certain restrictions on the sale, transfer, pledge or other disposition of the Bonds and Warrants, including the placing of a restrictive legend on any certificate evidencing the Securities. Each purchaser must agree in writing in the Subscription Agreement that the Securities will not be sold or assigned without registration. The Company will not allow any transfer of the Securities by investors which is in circumvention of these restrictions. Other than as set forth in the Subscription Agreement, Company has no obligation to register the Securities for resale and does not intend to do so. Investors may wish to seek independent legal advice regarding the effect of these restrictions and investment representations on the transferability of the Securities offered pursuant to this Memorandum. Rule 144 under the Act is not presently available for resale of the shares of Securities offered hereby, and there can be no assurance that Rule 144 will be available to investors in the future.

     RESIDENCY REQUIREMENTS

     Investment in the Securities is limited to persons who are "accredited" investors and who are bona fide residents of the states of Texas, New York, Massachusetts and Florida or such other state or jurisdiction in which the Offering is exempt from registration or in which the Company has requested and received clearance to make sales of the Securities offered hereby.

                                  THE BONDS

     GENERAL

     The 12% Secured Convertible Senior Bonds (the "Bonds") will be limited to a minimum of $3,500,000 and maximum of $6,000,000 aggregate principal amount and will be secured as described in the Bonds and the Indenture. A form of the Bonds is attached to this Memorandum as Exhibit B. The following summaries of certain provisions of the Bonds do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Bonds, including the definition therein of certain terms.

     ISSUANCE AND MATURITY

     Unless otherwise authorized by the Company, the Bonds will be issued in minimum denominations of $500,000, in the total aggregate principal amount of $3,500,000 (minimum) and $6,000,000 (maximum).

     Individual Bonds will be issued in principal amounts equal to the full purchase price thereof after individual Subscription Agreements are accepted by the Company and funds equal to $3,500,000, representing the total gross proceeds of the Offering, are received by the Placement Agent and deposited in an escrow account at Continental Stock Transfer and Trust Co., New York, New York, and such proceeds are disbursed from the escrow account in accordance with the instructions of the Company and Placement Agent. Regardless of when such Bond(s) are issued however, the entire principal amount of each Bond shall be payable in one balloon payment on the date that is 36 months from the date of the initial Closing.

     INTEREST

     Each Bond will bear interest at a rate of twelve percent (12%) per annum. Interest shall begin to accrue on the date of issuance of the Bond. Accrued interest is payable semi-annually on June 15 and December 15 of each year that the Bonds are outstanding with the first payment due December 15, 1996.

     OPTIONAL REDEMPTION BY THE COMPANY

     The Company may, at its option, redeem the Bonds, in whole but not in part at 100% of principal amount thereof together with interest accrued thereon through the date fixed for redemption, within six months following a public offering by the Company of Common Stock that raises not less than $6,000,000 in gross proceeds.

     OPTIONAL CONVERSION

     The Bonds are convertible at the option of the holder any time unless previously redeemed, shares of Common Stock of Company at a conversion price of $5.00 per share or 100,000 shares of Common Stock per $500,000 Unit.

     SECURITY

     The Company will grant to the holders of the Bonds a first priority perfected security interest in the Woodlands Travel Plaza located in DeRidder, Louisiana, including all related present and future personal, tangible and intangible assets of the Company located thereon, and a second priority perfected security interest in the subsidiary's subleasehold interest in the Gold Nugget located in Layfayette, Louisiana, including all related present and future personal, tangible and intangible assets of the Company located thereon. As soon as the first priority security interest held by Prime Properties on the subsidiary's interest in the Gold Nugget is paid off, the Company will also grant a first priority perfected security interest in the subsidiary's subleasehold interest, including all related present and future personal, tangible and intangible assets of the Company located thereon.

     EVENTS OF DEFAULT; ENFORCEMENT

     The following events are defined in the Bonds as Events of Default:

          (a) default in the payment of any installment of interest on the Securities as and when the same becomes due and payable, and the continuance of such default of 30 days; or

          (b) default in the payment of all or any part of the principal on the Securities as and when the same shall become due and payable either at maturity, upon acceleration or redemption or otherwise; or

          (c) failure on the part of the Issuer duly to observe or perform any covenants or agreements on the part of the Issuer contained in the Securities, in this Indenture in the Subscription Agreement or any of the Collateral Agreements and the continuance of such failure for a period of 15 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Event of Default" hereunder and demanding that the Issuer remedy the same, is given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding; or

          (d) failure on the part of the Issuer to appoint a Trustee within 5 days of a written request of the holders of 25% in principal amount of the securities to appoint a Trustee; or

          (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Subsidiaries), which default is caused by a failure to pay due principal or interest on such Indebtedness after any applicable grace period (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been and is continuing a Payment Default, aggregates $150,000 or more; or

          (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been and is continuing a Payment Default or the maturity of which has been so accelerated and not rescinded, aggregates $150,000 or more; or

          (g) failure by the Issuer or any of its Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted coverage without a reservation of rights) aggregating in excess of $150,000, which judgments are not stayed or discharged within 15 days after the entry; or

          (h) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Issuer or any of its Subsidiaries and such decree or order shall remain unstayed and in effect for a period of 15 consecutive days; or

          (i) the Issuer or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries shall make any general assignment for the benefit of creditors;

          (j) loss by the Issuer or any subsidiary of any gambling license or the legal right to operate any gaming establishment including, without limitation, those of the Gold Nugget or DeRidder locations, but not including any loss resulting from a general prohibition or revocation of gambling licenses by the Louisiana legislature;

          (k) indictment of any officer or key employee of the Issuer or any of its subsidiaries by any governmental authority;

          (l) fraud by an officer or key employee of the Issuer or any of its subsidiaries;

          (m) the Issuer does not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or

          (n) any event which, in the reasonable judgment of Securityholders of 51% in principal amount of the Securities has a material adverse effect on the condition, operations or properties (financial or otherwise) of the Issuer or any of its subsidiaries, taken as a whole.

     Pursuant to the terms of the Bonds, the Company agrees that it shall give notice to the Holder at his or her registered address by certified mail, of the occurrence of any Event of Default within five (5) days after such Event of Default shall have occurred.

     The Bonds provide that if an event of default as defined in the Bonds occurs and is continuing, the registered Holder of each Bond then outstanding may proceed to protect and enforce such Holder's right by any remedy available at law or equity.

     TRANSFER OF BONDS

     The Bonds offered hereby are not registered under the Securities Act, the securities law of any state or any similar laws in any other jurisdiction but are being offered and sold subject to an exemption from registration provided by Sections 3(b) and 4(2) of the Securities Act and applicable rules promulgated thereunder and are also being offered and sold pursuant to applicable state securities laws exemptions. Because the Bonds will not be registered under applicable securities laws, they cannot be resold unless they are subsequently registered under such acts or laws or unless an exemption from such registration is available and each Bond will contain a restrictive legend to that effect. Therefore, each investor must bear the economic risk of an investment in the Bonds for an indefinite period of time.

     ORIGINAL ISSUE DISCOUNT

     The Company believes that purchasers of the Units will acquire the Bonds with original issue discount ("OID") and as such will be subject to special tax accounting rules based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof. Persons considering purchasing the Bonds with original issue discount should consult their own tax advisors with respect to the timing, reporting and determination of the original issue discount. Further, each prospective Purchaser is advised to consult with such Purchaser's own tax advisor regarding the specific federal, state, local and foreign tax consequences of acquiring, holding and disposing the Units, the Bonds, the Warrants, and the Common Stock issuable upon conversion of the Bonds and exercise of the Notes.

                                 THE WARRANTS

     Each Warrant entitles the registered holder thereof (the "Warrant holder") to purchase 100,000 shares of Common Stock of the Company at a price of $1.00 per share at any time until June 30, 2001. Each Warrant shall expire five years after the Closing. A Warrant holder as such is not entitled to vote, receive dividends or exercise any of the rights of a holder of Common Stock for any purpose until the Warrant has been duly exercised.

     Each Warrant provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrant to protect the Warrant holder against dilution upon the occurrence of certain events, including stock dividends, stock splits, reclassifications and mergers, consolidations or certain dispositions of assets of the Company.

     The shares of Common Stock issuable upon exercise of the Warrants carry certain demand and "piggyback" registration rights. If the Company proposes to register any of its securities under the Securities Act, the Company must include in such registration any such shares of Common Stock issuable upon exercise of the Warrants as such Warrant holders may request.

     The costs and expenses of any such registration statement (other than underwriting discounts and commissions and any legal or accounting expenses incurred directly by the requesting holders) will be borne by the Company.

     The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Warrants, and such shares, when issued, will be fully paid and nonassessable. To exercise a Warrant, the Warrant holder must send the original Warrant certificate to the Company, together with a notice stating the number of shares of Common Stock to be purchased and cash or a certified check or bank draft for the total exercise price of such shares. The Company will then return a certificate evidencing the number of shares of Common Stock issued upon exercise of the Warrant and a new Warrant certificate if less than all the shares covered by the exercised Warrant certificate are purchased. Warrant holders will be required to give the Company notice prior to the exercise of any Warrants and will be unable to exercise the Warrants or transfer the Warrants or the shares of Common Stock issued upon exercise of the Warrants unless such transfer or exercise is either registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. See "The Offering--Restrictions on Transferability of Securities."

     TRANSFER OF WARRANTS

     The Warrants offered hereby are not registered under the Securities Act, the securities law of any state or any similar laws in any other jurisdiction but are being offered and sold subject to an exemption from registration provided by Sections 3(b) and 4(2) of the Act and applicable rules promulgated thereunder and are also being offered and sold pursuant to applicable state securities laws exemptions. Because the Warrants will not be registered under applicable securities laws, they cannot be resold unless they are subsequently registered under such acts or laws or unless an exemption from such registration is available and each Warrant will contain a restrictive legend to that effect. The Company has no obligation to register the Warrants. Therefore, each investor must bear the economic risk of an investment in the Warrants for an indefinite period of time.

                                RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY AN INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS ASSOCIATED WITH THE OFFERING, AS WELL AS OTHER INFORMATION CONTAINED ELSEWHERE IN THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM BEFORE MAKING AN INVESTMENT.

     ACCUMULATED DEFICIT; OPERATING LOSSES. On December 31, 1995, the Company had an accumulated deficit of approximately $482,000 and a working capital deficit of approximately $3,640,000. For the period from its inception through December 31, 1994, the Company had a net loss of approximately $571,000. For the fiscal year ended December 31, 1995, the Company generated net earnings of approximately $90,000. The Company's ability to achieve continued profitability is dependent upon the successful operation of gaming establishments at the Gold Nugget and Woodlands. There can be no assurance that the Company will achieve continued profitability as a result of these operations or otherwise.

     POSSIBLE INABILITY TO MEET SUBSTANTIAL DEBT SERVICE; RISK OF SEVERE LIMITATION ON BUSINESS ACTIVITIES. On January 19, 1996 the Company and Chrysolith reached an agreement to extend the maturity date of the Chrysolith Note and other financial obligations owed to Chrysolith until June 30, 1996 in exchange for the Company's agreement to pay Chrysolith $15,634 per week in principle payments during the extension period. Chrysolith agreed to extend this due date until July 2, 1996. If the Company fails to repay the Chrysolith Note by July 2, 1996, or the Prime Note quarterly payment of $292,000 due on June 21, 1996, the Company could lose its interest in the Gold Nugget and lose its leasehold interest under the Prime Sublease, either of which would materially and adversely affect the business of the Company and would cause it to substantially limit or cease its business operations, or to seek protection under federal bankruptcy laws.

     Following completion of the Offering, the principal amount of the Company's indebtedness as of June 30, 1996 with respect to the Gold Nugget transaction will approximate $1,610,000 payable in equal quarterly installments through December 21, 1997. With respect to the Woodlands transaction, the principal amount of the Company's remaining indebtedness is $435,017 payable on December 30, 1996 with interest payable monthly at 10% (the "Woodlands Note"). A notice of assessment for failure to pay state fuel tax of approximately $70,000 due the State of Louisiana was received at the Woodlands which the Company believes relates to the prior owner's operations. The Company is not named as the recipient of the notice. The Company will be dependent on cash on hand and cash flow from operations (assuming continued operation of both the Gold Nugget and the Toledo Palace) following this Offering to pay debt service on the Prime Note, as well as anticipated and unanticipated cash requirements. If cash on hand and cash flow from operations are insufficient to meet the debt service and other cash requirements, the Company will need to seek additional financing. There can be no assurance that the Company will be successful in obtaining additional financing or that such financing, if obtained, will be on terms favorable to the Company. Furthermore, if such financing involves the sale of the Company's equity securities, there could be further significant dilution to investors in this offering. If the Company defaults in its obligations under the Prime Note and/or the Woodland Note, it would lose its interests in the Gold Nugget and Woodlands, including the Toledo Palace, which would materially and adversely effect the business of the Company.

     POSSIBLE LOSS OF SUBLEASE AND OPERATING RIGHTS TO GOLD NUGGET; FORFEITURE OF ALL MONIES PAID IN CONNECTION WITH GOLD NUGGET TRANSACTIONS. A
Note in the original principal amount of $3,000,000 payable to Prime Properties in equal quarterly installments through December 21, 1997 (the

"Prime Note") is secured by the Company's sublease with Prime Properties for the Gold Nugget premises. In the event the Company defaults on the Prime Note, Prime Properties could terminate the Company's sublease and its rights relating to the establishment license for the Gold Nugget.

     POSSIBLE LOSS OF SUBLEASE FOR GOLD NUGGET DUE TO TERMINATION OF OVER-LEASE. Simultaneously with the closing of the Company's initial public offering in December 1994, the Company entered into an 18-year sublease with Prime Properties for the Gold Nugget premises. The sublease is subject to the terms and conditions of the lease with respect to the 76 Truck Plaza between Prime Properties, the operator of the 76 Truck Plaza, as lessee and National Auto Truck Stops, Inc. ("National"), as lessor (the "Over-Lease"). Although National is aware of the Company's use of the Gold Nugget facilities, National has not yet granted its written consent to the sublease, as required by the Over-Lease. The Over-Lease expires September 30, 1999, subject to the right of Prime Properties to extend the term for up to five successive three-year periods. Prime Properties is not contractually obligated to the Company to exercise its right to extend the Over-Lease at the end of its term or any renewal term. In addition, National Auto Truck Stops, Inc. has the right to terminate the Over-Lease under certain circumstances, including if Prime Properties defaults, under the terms of the Over-Lease, or if Prime Properties does not renew a franchise relationship between National and Prime Properties. The termination of the Over-Lease upon the expiration of its terms (or any renewal term), or as a result of a breach by Prime Properties or otherwise, will result in the termination of the Company's sublease for the Gold Nugget gaming facility premises, and any such termination would have a materially adverse effect on the operations and the financial condition of the Company.

     TAXATION OF GAMING OPERATIONS. The Company believes that the prospect of significant additional revenue is one of the primary reasons why jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the results of operations of the Company. Under Louisiana law, approximately 32.5% of gaming revenues (after payout of winnings) generated by the Gold Nugget and the Toledo Palace is payable as gaming taxes to the State of Louisiana.

     UNCERTAINTY RELATED TO PROPOSED LOUISIANA GAMING REFORM. The gaming industry in the State of Louisiana has recently received national media attention in part due to the commencement by federal authorities of an investigation of certain members of the Louisiana legislature and their association with gaming interests and the declaring of bankruptcy by Harrah's Jazz, Louisiana's only land-based casino which operated in a temporary facility in New Orleans from May 1995 to November 1995. As a result of these and other incidents, there are reports that a significant percentage of Louisiana residents are opposed to gaming in the State. Following the general election in Louisiana in November, 1995, many politicians were elected, including Governor Foster, on anti-gambling platforms. The Governor of Louisiana called a special legislative session on March 25, 1996 to determine, among other things, the future of gaming in the state. Proposals included a state-wide referendum to abolish all gaming or a local option which would decide the future of gaming parish by parish. At the close of the session on April 19, 1996, the state-wide referendum was defeated and a local option bill was passed and sent to the Governor for signature. At the November 1996 general election, residents of each of the parishes must decide whether to continue video poker and if applicable, riverboats and land based casinos. In the event that video poker is eliminated at either location, or a result of a parish referendum, operations would be required to terminate before June 1999. The Company cannot predict the likelihood of whether the Louisiana legislature will in the future adopt any new, or modify any existing, gaming statute, or how any such new or different statutes or regulations would impact TWG's operations in the State of Louisiana.

     POSSIBLE LOSS OF ESTABLISHMENT LICENSE. Effective January 1, 1996, in order for the maximum of 50 VLTs to be operated at a truck stop location in Louisiana, the truck stop must meet certain requirements relating to its operation as a truck stop, including the operation of a 24-hour restaurant, the availability of mechanic services 24 hours/7 days a week, paved parking for at least 50 18-wheeled vehicles and the sale of at least 100,000 gallons of fuel per month, of which 40,000 gallons must be diesel fuel. The Company believes that the 76 Truck Plaza, at which the Gold Nugget is located, and Woodlands currently satisfies these requirements. The failure of either location to meet the standard for maintaining a truck stop gaming establishment could cause the number of VLTs permitted to be operated at such location to be decreased or eliminated, which could have a material adverse impact on the revenue of the Company. Moreover, if Prime Properties (which operates the 76 Truck Plaza at which the Gold Nugget is located) or the Company (which operates Woodlands) loses its fuel franchise for any reason, the truck stop would no longer qualify as a site for a gaming establishment. Nine other truck stop gaming establishments located in Louisiana (unrelated to the Company) were closed in January 1996 by the Louisiana State Police for failure to comply with these regulations. Owners of such facilities can file an appeal and continue to operate while the appeal is pending..

     Following the general election in Louisiana in November, 1995, many politicians were elected, including Governor Foster, on anti-gambling platforms. The Governor of Louisiana called a special legislative session on March 25, 1996 to determine, among other things, the future of gaming in the state. Proposals included a state-wide referendum to abolish all gaming or a local option which would decide the future of gaming parish by parish. At the close of the session on April 19, 1996, the state-wide referendum was defeated and a local option bill was passed and sent to the Governor for signature. At the November 1996 general election, residents of each of the parishes must decide whether to continue video poker and if applicable, riverboats and land based casinos. In the event that video poker is eliminated at either location, or a result of a parish referendum, operations would be required to terminate before June 1999.

     NEED FOR ADDITIONAL FINANCING. The Company believes, although there can be no assurance, that existing cash, together with anticipated cash flows from operations and anticipated net proceeds from this Offering or a working capital line of credit, will be sufficient to satisfy its liquidity and capital requirements for the next twelve months. Twelve months after this offering, the Company may require additional capital to fund operations and growth opportunities. If such additional financing is not available, this would have a materially adverse effect on the financial condition and operations of the Company. The Company may require additional financing for acquisition of other gaming businesses when and if the opportunity to acquire such businesses arises. The Company has no immediate plan, agreements or understandings with respect to such transactions. The Company's ability to obtain additional financing may be limited for a number of reasons, including the fact that a substantial portion of the Company's assets are subject to liens. There can be no assurance that such financing will be available, if at all, on terms favorable to the Company.

     LICENSING AND REGULATION. The Company's operations will be subject to regulation by each jurisdiction in which it plans to conduct business, as well as Federal laws and the laws of any foreign country in which it seeks to operate. Each of the Company's officers, directors, managers and principal stockholders, as well as persons who have more than a 5% income or profit interest in, or who exercised significant influence over the activities of, the Company will be subject to strict scrutiny and approval of the gaming commission or other regulatory body of each jurisdiction in which the Company may conduct gaming operations. The Company has not been, and cannot be, licensed in Louisiana to directly own or operate VLTs because of the residency requirements for such a license. The ownership, operations and management of the VLTs at the Gold Nugget and the Toledo Palace have been undertaken by Chrysolith, a licensed video machine operator in the State of Louisiana. If Chrysolith's licenses were revoked or not renewed or otherwise impaired, the Company would either have to enter into an agreement with another

Louisiana-licensed VLT operator, or terminate gaming operations at the locations at which Chrysolith owns, operates and maintains VLTs. There can be no assurance that the Company could enter into an agreement with another Louisiana-licensed VLT operator expeditiously or on acceptable terms, if at all, in such event, and if it were unable to do so, the Company's operations and financial condition would be materially adversely affected. The Company owns 49% of the Class B membership units in Chrysolith.

     The failure to obtain any license for properties upon which the Company plans to operate or manage a gaming establishment in the future would have a materially adverse affect on the Company's business. Obtaining required licenses can be time consuming and costly with no assurance of success. In addition, the Company is subject to changes in the laws of the jurisdictions in which it operates, which could materially limit the Company's ability to conduct business profitably.

     In the event that a required license is not granted for any particular location, the Company's options would include effecting a transfer of substantially all the related gaming assets to a different location or selling its interest in the gaming operations at that location to a third party. There can be no assurance that the Company would be able to relocate gaming assets or sell its interests on acceptable terms or at all, and the inability to do so would have a materially adverse effect upon the business and prospects of the Company.

     COMPETITION. The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants. The Gold Nugget and the Toledo Palace compete with numerous existing and proposed gaming operations in Louisiana and, to a lesser extent, adjacent portions of Mississippi, including truck stop sites which contain VLTs, comprehensive land-based and riverboat casinos, Native American gaming ventures and other forms of legalized gambling. In addition, under Louisiana law racetracks and off-track betting parlors may install an unlimited number of VLTs, and establishments with alcoholic beverage licenses, such as restaurants and bars, as well as hotels, are eligible to apply for a license to operate up to three VLTs. Many of the Company's competitors and potential competitors have greater financial and marketing resources, significantly more experience in operating gaming facilities, operate a greater number and variety of gaming facilities, and have better sites, than the Company. The Company believes that competition in the gaming industry is based on the quality and location of gaming facilities, the effectiveness of marketing resources and customer service and satisfaction.

     There are four gaming operations within five miles of the Gold Nugget and one gaming operation within five miles of the Toledo Palace, all of which contain 50 VLTs, exclusive of numerous restaurants, bars and hotels which are limited to three VLTs each. As of January 1, 1996, there were approximately 100 truck stops with VLTs in Louisiana. In addition, there are three land-based casinos on Native American Indian reservations in Charenton, Louisiana, which is located approximately 60 miles from the Gold Nugget, and in Marksville and Kinder, Louisiana, which are located 65 miles and 70 miles from the Toledo Palace, respectively. There also are a significant number of gaming license applications currently pending in Louisiana.

     In 1991, Louisiana enacted a law enabling unlimited stakes riverboat gaming on up to six gaming riverboats in any one parish (county) with a maximum of 15 for the entire state. The first of these riverboats became operational in December 1993. Louisiana has also approved land-based gaming for one location in downtown New Orleans which opened in a temporary facility in May 1995 and suspended operations in November 1995, and dockside gaming at certain locations on the Red River. Land-based and riverboat casinos operating from New Orleans dock sites may be expected to benefit from the status of New Orleans as a desirable tourist destination, business and convention center.

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

     The Gold Nugget and the Toledo Palace also compete with other forms of gaming, including bingo and pull tab games, card clubs, pari-mutuel betting on horse racing and dog racing, state-sponsored lotteries, as well as other forms of wagering entertainment.

     PENDING LITIGATION. In March, 1995, Trans World Gaming of Louisiana, Inc., a wholly owned subsidiary of the Company, was served with a petition filed by Charles Alan Jones, III and Kelly McCoy Jones (the "Petitioners") to enforce a mortgage held by the Petitioners on the Woodlands property. The Petitioners hold a promissory note from the Company in the principal amount of $435,017 (the "Note") which is secured by a mortgage on the property. The petition seeks acceleration of the Note, with interest and attorneys' fees, and recognition of the mortgage based on a monthly interest payment that was approximately seven days late on February 7, 1995. The Company has made, and the Petitioners have accepted, monthly interest payments since then. The Company has filed an answer, but discovery has not moved forward.
Petitioners have filed a motion to enforce an oral settlement allegedly made between the Company's former Chief Executive Officer and Mr. Jones, for which a hearing is scheduled on July 15, 1996. The Company's management believes it has defenses to the Petitioners' claims and that the suit is without merit. If the petition is not withdrawn or a settlement is not otherwise reached, and if the Note is accelerated as part of a judicial order, the Company will use $435,017 from the proceeds of this offering to satisfy the obligation.

     DEPENDENCE ON CHRYSOLITH. The Company does not have, and will not be able to obtain, a license to own or operate VLTs in Louisiana because such licenses may be granted only to Louisiana residents or entities which are at least 51% owned by Louisiana residents. The Company has entered into agreements with Chrysolith pursuant to which Chrysolith operates the VLTs at the Golden Nugget and at Toledo Palace. If for any reason Chrysolith or its 51% shareholder are determined by the Louisiana Authorities to be in violation of Chrysolith's license or of the Louisiana laws and regulations, and Chrysolith subsequently lost its operator's license, or such license was limited or modified, the Company would need to immediately replace Chrysolith with another Louisiana licensee to operate the Toledo Palace and the Gold Nugget. Any such licensed operators would then be required to own or obtain VLTs for these gaming facilities. Although the Company believes that a substitute for Chrysolith could be located, there can be no assurance that the Company could find such a replacement quickly or in a timely way, or that such a licensee would agree to operate VLTs at the Toledo Palace and the Gold Nugget gaming facilities on terms acceptable to the Company. There can be no assurance that Chrysolith will be able to successfully operate the VLTs at Gold Nugget and Toledo Palace. If the Company were required to find a replacement for Chrysolith and were unable to do so expeditiously, its business and financial condition would be materially adversely affected.

     LIABILITY INSURANCE. The Company currently maintains and intends to maintain general liability insurance with coverage limits of $1,000,000 per occurrence, $2,000,000 per year in the aggregate. The Company also maintains a $1,000,000 umbrella liability insurance policy (with a $10,000 self-insured retention). There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms at all. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially reasonable terms at all. There can be no assurance, however, that such insurance will be adequate to cover unanticipated liabilities.

     NO DIVIDENDS. The Company has not paid any dividends to date on its Common Stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings for investment in its business.

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

     POSSIBLE DELISTING AND RISK OF LOW-PRICED SECURITIES. The Company's Common Stock is listed on the NASDAQ National Market System. To qualify for initial quotation or listing of securities, the NASDAQ National Market required satisfaction of certain financial tests, including the attainment of specified minimum levels of assets, income, net worth and certain minimum requirements relating to the market value of the securities to be listed (exclusive of shares owned by insiders), as well as the number of shares and stockholders. However, there can be no assurance that the Company will be able to satisfy certain other specified financial tests and market related criteria required for continued quotation on the NASDAQ National Market System following the Offering. If the Company is unable to satisfy the NASDAQ National Market maintenance criteria in the future, its Common Stock may be delisted from trading on the NASDAQ National Market, and, if delisted, might be eligible to be quoted on the NASDAQ market (collectively, the NASDAQ National Market System, "NASDAQ"). If delisting from NASDAQ occurs, trading in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD") and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price, of the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has bee in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to person other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" Preferred Stock, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. The Company has no current plans to issue any shares of Preferred Stock.
However, there can be no assurance that Preferred Stock will not be issued at some time in the future.



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

                               RECENT DEVELOPMENTS

     On May 8, 1996, Mr. Andrew Tottenham was appointed to serve as a member of the Company's Board of Directors. Mr. Tottenham is the son-in-law of Mr. Kohlenberg, the Company's current Chief Executive Officer and Chairman. He presently also serves as the sole member of the Audit and Compensation Committee of the Board.

                                  USE OF PROCEEDS

     Upon completion of the Offering, the Company expects to receive net proceeds of approximately $2,925,000 if the minimum Units are sold, and $5,100,000 if the maximum Units are sold, after deducting commissions to the placement agent of 10% of the gross proceeds, a non-accountable expense allowance of 3% of the gross proceeds, and additional expenses of the Offering including accounting and legal fees in connection with the Offering and "Blue Sky" fees and other related expenses payable at the time of the closing of the Offering.

     The proceeds of the Offering will be used to retire all of the outstanding obligations to Chrysolith LLC estimated at $2,100,000 and to make a regular quarterly payment of principal and interest in the amount of $292,000 on a promissory note in the original principal amount of $3,000,000 payable to Prime Properties, Inc. (the "Prime Note"), which payment is due on June 21, 1996. The Company will also retire amounts outstanding under the 1996 Bridge Financing (presently $220,000), accelerate the maturity of the Woodlands Notes of $435,017 and use the remainder for working capital purposes which include legal and accounting fees in connection with the Company's financing efforts during January through June 1996, and for the payment of certain accounts payable (which includes amounts owing to Oppenheimer Wolff & Donnelly, the Company's legal counsel). The Company's current accounts payable at June 17, 1996 were approximately $362,000.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of this Offering based upon the Company's current business plans, the terms of the proposed Public Offering, and the estimates regarding its anticipated expenditures. Actual expenditures may vary substantially form these estimates, and the Company may find it necessary or advisable to use the net proceeds for other purposes. Until utilized, the net proceeds of this Offering will be invested in short-term bank certificates of deposit, interest-bearing savings accounts or other short-term interest-bearing investments.

                    ADDITIONAL INFORMATION ABOUT THE COMPANY

     Attached to this Memorandum are the following exhibits:

     Exhibit A  --   Subscription Agreement
     Exhibit B  --   12% Secured Convertible Senior Bond due June 30, 1999
     Exhibit C  --   Common Stock Purchase Warrant
     Exhibit D  --   Company's Quarterly Report on Form 10-QSB for the
                     Quarter Ended March 31, 1996
     Exhibit E  --   Company's Proxy Statement dated April 18, 1996
     Exhibit F  --   Company's Annual Report on Form 10-KSB/A for the
                     Year Ended December 31, 1995.

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

Purchasers should carefully review these documents for a discussion of the Company's business, properties, management, executive compensation, security ownership, financial statements and other information regarding the Company.

     In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400 and the John
C. Kluczynski Federal Building, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


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